Exhibit 6.7

PROMISSORY NOTE

(this "Note")

Borrower:	Maison Luxe LLC of 1 Bridge Plaza North, 2nd Floor, Fort Lee, NJ 07024 (the "Borrower")

Lender:	GPL Ventures LLC of One Penn Plaza, 6196, New York, NY 10119 (the "Lender")

Principal Amount:	$25,000.00 USD

1.	FOR VALUE RECEIVED, The Borrower promises to pay to the Lender at such address as may be provided in writing to the Borrower, the principal sum of $25,000.00 USD, with interest payable on the unpaid principal at the rate of 8.00 percent per annum, calculated monthly not in advance, beginning on February 13, 2020.

2.	This Note will be repaid in full on February 28, 2020.

3.	All costs, expenses and expenditures including, and without limitation, the complete legal costs incurred by the Lender in enforcing this Note as a result of any default by the Borrower, will be added to the principal then outstanding and will immediately be paid by the Borrower. In the case of the Borrower's default and the acceleration of the amount due by the Lender all amounts outstanding under this Note will bear interest at the rate of 15.00 percent per annum from the date of demand until paid.

4.	If any term, covenant, condition or provision of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Note will in no way be affected, impaired or invalidated as a result.

5.	This Note will be construed in accordance with and governed by the laws of the State of New York.

6.	This Note will enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Borrower and the Lender. The Borrower waives presentment for payment, notice of non-payment, protest and notice of protest.

IN WITNESS WHEREOF the parties have duly affixed their signatures under seal on this_____ day of ______________, _____.

SIGNED, SEALED, AND DELIVERED this _____day of ________________ ________,	Maison Luxe LLC Per: ______________________(SEAL)

SIGNED, SEALED, AND DELIVERED this _____day of ________________ ________,	GPL Ventures LLC Per: ______________________(SEAL)